Exhibit 16.1

EXHIBIT 16.1 TO FORM 8-K

[Ernst & Young LLP letterhead]

August 2, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 2, 2006, of AZZ incorporated and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs under Item 4.01 (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in the paragraph under Item 4.01 (b) on page 1 of the above referenced filing.

/s/ Ernst & Young LLP